Exhibit 3.1.5

CERTIFICATE OF RETIREMENT

OF

PREFERRED STOCK

(18 Okla. St. Ann. § 1078)

     We, the undersigned Vice President and Assistant Secretary of Dobson Communications Corporation, an Oklahoma corporation, pursuant to Section 78 of the Oklahoma General Corporation Act, do hereby certify that:

1.	Dobson Communications Corporation (the “Corporation”) has acquired Forty-Six Thousand One Hundred Thirty-Four (46,134) shares of its 12 1/4% Senior Exchangeable Preferred Stock (the “12 1/4% Preferred Shares”), all of which are issued but not outstanding;

2.	The Corporation’s Certificate of Incorporation prohibits the reissuance of the 12 1/4% Preferred Shares as part of the Series designated as the 12 1/4% Senior Exchangeable Preferred Stock.

3.	By action duly taken by its Board of Directors pursuant to Section 78 of the Oklahoma General Corporation Act, the Corporation retired all of these acquired 46,134 shares of its 12 1/4% Preferred Shares and the 12 1/4% Preferred Shares have become part of the authorized, but unissued shares of the preferred stock of the Corporation, undesignated as to Series.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Retirement of Preferred Stock as Vice President and Assistant Secretary of Dobson Communications Corporation as of December 31, 2003.

/s/ RONALD L. RIPLEY Ronald L. Ripley, Vice President

/s/ TRENT LEFORCE Trent LeForce, Assistant Secretary